Exhibit 5.1

SILVERMAN SHIN & BYRNE PLLC

Wall Street Plaza

88 Pine Street – 22nd Floor

New York, New York 10005

(212) 779-8600

Fax (917) 720-0863

July 1, 2021

Board of Directors

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala FL 34473

Re:	Registration Statement on Form S-8.

Ladies and Gentlemen:

We have acted as special counsel to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 956,660 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued upon the terms and subject to the conditions set forth in the Company’s Amended and Restated 2018 Equity Incentive Plan (the “Plan”), together with the associated preferred stock purchase rights for Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Rights”), issuable pursuant to the Amended and Restated Rights Agreement, dated as of November 14, 2017 (the “Rights Agreement”) between the Company and American Stock Transfer &Trust Company, LLC, as rights agent (the “Rights Agent”). This opinion letter is being furnished at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issuance of the Shares.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement; (ii) the certificate of incorporation and bylaws of the Company and the Certificate of Amendment to the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock, all as amended through the date hereof (collectively, the “Governing Documents”); (iii) the Plan; (iv) the Rights Agreement and (v) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

AIM ImmunoTech Inc.

July 1, 2021

Without limiting the generality of the foregoing, in our examination and in rendering this opinion letter, we have, with your permission, assumed without independent verification, that (i) the Registration Statement to be filed by the Company with the Commission is identical to the form of the document that we have reviewed; (ii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) are accurate and complete; (iii) each document we have reviewed or which is referenced herein has been duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (iv) after any issuance of Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s certificate of incorporation; (v) the statements of fact and representations and warranties set forth in the documents we have reviewed are, or at all relevant times will be, true and correct as to factual matters; (vi) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We have further assumed for purposes of this opinion that (i) the Rights Agent is duly qualified to engage in the activities contemplated by the Rights Agreement; (ii) the Rights Agent has the requisite organizational and legal power and authority to perform its obligations under the Rights Agreement; (iii) the terms of the Rights will have been established so as not to violate, conflict with or constitute a default under (a) any agreement or instrument to which the Company or its properties are subject, (b) any law, rule or regulation to which the Company is subject, (c) any judicial or regulatory order or decree of any governmental authority or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

We have also assumed that (i) at the time of issuance and delivery of the Rights, the Rights Agreement will be the valid and legally binding obligation of the Rights Agent, (ii) the Rights Agent is validly existing under the law of the jurisdiction in which it is organized and (iii) at the time of issuance and delivery of the Rights, there are a sufficient number of Rights and shares of Series A Junior Preferred Stock authorized under the Rights Agreement and the Governing Documents, as the case may be, and are not otherwise reserved for issuance.

We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. We have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

AIM ImmunoTech Inc.

July 1, 2021

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. The Shares have been duly authorized by the Company and, upon issuance and payment therefor in accordance with the terms of the Plan (and the agreements or certificates issued thereunder) will be validly issued, fully paid and non-assessable.

2. With respect to the Rights, when (A) all actions and conditions with respect to the Shares referred to in opinion paragraph number 1 above have been taken or satisfied; and (B) if and when separated from the Shares, the Rights have been duly executed, countersigned or authenticated by the Rights Agent, registered and delivered, the Rights attached to the Shares in accordance with the Rights Agreement will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) an implied covenant of good faith and fair dealing, and (d) public policy considerations which may limit the rights of parties to obtain remedies. In addition, in our opinion with respect to the Rights and the Rights Agreement, (i) we express no opinion as to any determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we have assumed that the members of the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (iii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

This opinion does not address the determination that a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights in their entirety.

The opinions expressed herein are based upon the DGCL and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Silverman Shin & Byrne PLLC
Silverman Shin & Byrne PLLC